CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in this Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the incorporation by reference of our report dated November 18, 2005 relating to the financial statements and financial highlights of Chase Growth Fund and Chase Mid-Cap Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is also incorporated by reference into the Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2006